EXHIBIT 4.41

DESCRIPTION OF CAPITAL STOCK

The following summary of our common stock is based on and qualified by reference to our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and our By-laws, as amended (the “By-laws”). For a complete description of the terms and provisions of our equity securities, including our common stock, refer to the Articles of Incorporation and the By-laws, both of which are filed with the SEC.

Throughout this exhibit, references to “we,” “our” and “us” refer to Birks Group Inc.

We are authorized to issue:

• An unlimited number of Class A voting shares without nominal or par value;

• An unlimited number of Class B multiple voting shares without nominal or par value; and

• An unlimited number of preferred shares without nominal or par value, issuable in series.

Our Common Stock is listed on the NYSE American under the symbol “BGI.”

As of March 28, 2020 and March 30, 2019, there were 10,252,911 and 10,242,911 Class A voting shares outstanding, respectively, 7,717,970 Class B multiple voting shares outstanding (which are convertible into 7,717,970 Class A voting shares) and no shares of preferred stock outstanding. Due to the exercise of stock options, 10,000 additional Class A voting shares were issued, thereby increasing the total number of Class A voting shares by 10,000 during fiscal 2020.

As of March 28, 2020, we had outstanding warrants to purchase up to 382,693 Class A voting shares at a weighted average exercise price of $3.42 per share. These warrants are fully vested and exercisable and expire on August 20, 2022. As of March 28, 2020, we had total outstanding options (with exercise prices ranging from $0.78 to $1.94 to purchase 704,818 Class A voting shares. As of March 28, 2020, we had total outstanding stock appreciation rights to purchase 96,000 Class A voting shares at an exercise price of $1.011. The number of Class A voting shares or other securities at the time issuable upon exercise of such warrants and options will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, restricted stock vest or other similar event affecting the number of outstanding shares of stock or securities.

The following description summarizes the material terms and provisions of our Class A voting shares, Class B multiple voting shares and preferred shares that we may offer from time to time. The following summary description is based on the provisions of our restated articles and amended bylaws, which are incorporated by reference, and the applicable provisions of the Canada Business Corporations Act, or CBCA. The information below is only a summary and is subject to and qualified in its entirety by reference to our restated articles and amended bylaws and the applicable provisions of CBCA.

Class A Voting Shares

The Class A voting shares have attached the following rights, privileges, restrictions and conditions:

• Voting. Each Class A voting share will entitle the holder thereof to one vote at all meetings of our shareholders (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of our restated articles or the Canada Business Corporations Act, or CBCA).

• Ranking on Liquidation. In the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding-up our affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Class A voting shares or the Class B multiple voting shares, the holders of the Class A voting shares and the holders of the Class B multiple voting shares will be entitled to receive our remaining property. The holders of the Class A voting shares and the holders of the Class B multiple voting shares will rank equally with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among shareholders for the purpose of winding-up our affairs.

• Dividends and Distributions. In addition to any dividend or distribution declared by our directors in respect of Class A voting shares, holders of Class A voting shares will be entitled to receive a dividend or distribution, whether cash, non-cash or some combination thereof, equal (on a per share basis) to any dividend or distribution declared by our directors in respect of the Class B multiple voting shares. Dividends and distributions on Class A voting shares will be payable on the date fixed for payment of the dividend or distribution in respect of Class A voting shares or, if applicable, on the date fixed for payment of any dividend or distribution in respect of Class B multiple voting shares.

• Right of Participation in a Sale Transaction.

• No holder of Class B multiple voting shares or group of holders of Class B multiple voting shares that are affiliates may sell, transfer or otherwise dispose of Class B multiple voting shares if, immediately following such sale, transfer or disposition of Class B multiple voting shares, such holders will control less than a majority of the total voting rights attached to the common shares issued and outstanding on the date of such sale, transfer or disposition, unless all other holders of common shares will have the right (A) to receive the same consideration (on a per share basis), whether cash, non-cash or some combination thereof, as that to be received by such holders pursuant to the transaction and (B) to participate in such transaction on the same terms as such holders in all other material respects, including in respect of the conditions to such transaction. Written notice of any transaction, which notice will specify the terms of such transaction and the right of all holders of common shares to participate in such transaction, will be provided to the holders of common shares by first class mail, at least twenty (20) business days prior to the consummation of such transaction.

• Any transaction not in compliance with the paragraph above will be null and void and will not be registered in our books.

• Notwithstanding the foregoing, none of the following will constitute a prohibited transaction: (A) any pledge, mortgage, hypothecation, lien or similar encumbrance, whether by possession or registration, of Class B multiple voting shares which creates a security interest in favor of another person or entity, and (B) any sale, transfer or other disposition of Class B multiple voting shares to Affiliates, Associates or shareholders of the transferor of such Class B multiple voting shares. For purposes of this section, an “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this section, an “Associate”, when used to indicate a relationship with any person, means (x) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (y) a spouse or child of such person.

• Right of Participation in a Business Combination.

• We will not consummate a Business Combination unless the holders of Class A voting shares have the right (A) to receive the same consideration (on a per share basis), whether cash, non-cash or some combination thereof, as that to be received by the holders of Class B multiple voting shares in connection with such Business Combination and (B) to participate in such Business Combination on the same terms as the holders of Class B multiple voting shares in all other material respects, including in respect of the conditions to such Business Combination.

• “Business Combination” for purposes of this section means, whether in one or a series of related transactions: (A) any merger, amalgamation, recapitalization or consolidation involving us, other than a merger, amalgamation, recapitalization, consolidation or similar transaction with our wholly-owned subsidiary or which is solely for the purpose of our continuance as a corporation in another jurisdiction; (B) any sale, lease, exchange, transfer or other disposition involving 50% or more of our assets and our subsidiaries, on a consolidated basis; or (C) any agreement, contract or other arrangement having the same purpose or effect as the transactions described in (A) and (B) above.

• Transactions or Actions Requiring Special Approval.

• In addition to any other approvals required under the CBCA, prior to consummating a Related Party Transaction, we will obtain (A) the consent of the majority of a committee of our independent directors and (B) with respect to clauses (x) and (y) of the definition of related party transaction below, the affirmative vote in favor of the approval of the Related Party Transaction by the majority of the holders of Class A voting shares (exclusive of Class A voting shares held by the Related Person (and its Affiliates and Associates) which is or would be a party to such Related Party Transaction) that cast a vote, in person or by proxy (but not including any vote that is not counted as either an affirmative or negative vote), at the annual or special shareholders meeting at which such Related Party Transaction is considered.

• For purposes of this section, (A) “Related Party Transaction” will mean (x) consummation of a Business Combination with a Related Person; (y) amending, repealing or altering in anyway any provision of our restated articles or the amended by-laws, except for matters not having an adverse effect on the holders of Class A voting shares; or (z) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by us or any wholly-owned subsidiary of ours of any securities of ours or of such subsidiary to a Related Person (other than pursuant to: an employee or director stock incentive plan or other compensation arrangements approved by our compensation committee; an offering made to all holders of Class A voting shares; or a public offering); and (B) “Related Person” will mean any individual, corporation, partnership, group, association or other person or entity that, together with its Affiliates and Associates, beneficially owns Class A voting shares and/or Class B multiple voting shares which, in the aggregate, represent twenty percent (20%) or more of the total voting rights attached to the common shares issued and outstanding at the time the definitive agreement with respect to a Related Party Transaction is executed.

• Subdivision, Consolidation, Reclassification or Other Change. No subdivision, consolidation or reclassification of, or other change to, the Class A voting shares will be carried out, either directly or indirectly unless, at the same time, the Class B multiple voting shares are subdivided, consolidated, reclassified or changed in the same manner and on the same basis.

• Equal Status. Except as otherwise expressly provided in our restated articles, Class A voting shares and Class B multiple voting shares will have the same rights and privileges and will rank equally, share ratably and be equal in all respects as to all matters.

• Approval of Issuance. For so long as the outstanding Class B multiple voting shares represent a majority of the total voting rights attached to the common shares, we will not issue any Class A voting shares, or any security convertible into or exercisable or exchangeable for Class A voting shares, unless such issuance, or the plan or agreement under which such security is to be issued, has been approved by (i) a majority of the votes cast at a meeting of the holders of Class B multiple voting shares or (ii) unanimous written consent of the holders of Class B multiple voting shares; provided, however, such approval shall not be required for the issuance of the following:

• Class A voting shares, options or warrants under any plan or agreement approved by us prior to June 1, 2005; or

• Class A voting shares upon the exercise of an option or warrant issued or to be issued under any plan or agreement approved by us prior to June 1, 2005; or

• Class A voting shares upon the conversion of Class B multiple voting shares; or

• Class A voting shares upon the conversion, exercise or exchange of any security, obligation or other instrument for Class A voting shares if the issuance of such security, obligation or other instrument was previously approved pursuant to this paragraph.

Class B Multiple Voting Shares

The Class B multiple voting shares have the following rights, privileges, restrictions and conditions:

• Voting. Each Class B multiple voting share entitles the holder to ten (10) votes at all meetings of our shareholders (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of our restated articles or the CBCA).

• Ranking on Liquidation. In the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding-up our affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Class B multiple voting shares or the Class A voting shares, the holders of the Class B multiple voting shares and the holders of the Class A voting shares will be entitled to receive our remaining property. The holders of the Class B multiple voting shares and the holders of the Class A voting shares will rank equally with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among shareholders for the purpose of winding-up our affairs.

• Dividends and Distributions. In addition to any dividend or distribution declared by the directors in respect of Class B multiple voting shares, holders of Class B multiple voting shares will be entitled to receive a dividend or distribution, whether cash, non-cash or some combination thereof, equal (on a per share basis) to any dividend or distribution declared by our directors in respect of Class A voting shares. Dividends and distributions on Class B multiple voting shares will be payable on the dated fixed for payment of the dividend or distribution in respect of Class B multiple voting shares or, if applicable, on the date fixed for payment of a dividend or distribution in respect of Class A voting

• Conversion by Holder into Class A voting shares. Each Class B multiple voting share may at any time and from time to time, at the option of the holder, be converted into one fully paid and non-assessable Class A voting share.

• Subdivision, Consolidation, Reclassification or Other Change. No subdivision, consolidation or reclassification of, or other change to, the Class B multiple voting shares will be carried out unless, at the same time, the Class A voting shares are subdivided, consolidated, reclassified or changed in the same manner and on the same basis.

• Equal Status. Except as otherwise expressly provided in our restated articles, Class B multiple voting shares and Class A voting shares will have the same rights and privileges and will rank equally, share ratably and be equal in all respects as to all matters.

• Approval of Issuance. For so long as the outstanding Class B multiple voting shares represent a majority of the total voting rights attached to the common shares, we may not issue any Class B multiple voting shares, or any security convertible into or exercisable or exchangeable for Class B multiple voting shares, unless such issuance has been approved by a majority of the votes cast at a meeting of the holders of Class B multiple voting shares; provided, however, such approval is not required for the issuance of Class B multiple voting shares upon the conversion, exercise or exchange of any security of ours for Class B multiple voting shares if the issuance of such security was previously approved pursuant to this paragraph.

Preferred Shares

The preferred shares have, as a class, the following rights, privileges, restrictions and conditions:

• Issuance of Preferred Shares, in Series. Our directors may, at any time and from time to time, issue preferred shares in one or more series, each series to consist of such number of preferred shares as may, before issuance thereof, be determined by the directors.

• Determination of Rights, Privileges, Restrictions, Conditions and Limitations Attaching to Series of Preferred Shares. Our directors may, from time to time fix, before issuance, the designation, rights, privileges, restrictions, conditions and limitations to attach to the preferred shares of each series.

• Cumulative Dividends or Return of Capital Not Paid in Full. Pursuant to section 27(2) of the CBCA, when any cumulative dividends or amounts payable on a return of capital in respect of a series of preferred shares are not paid in full, the preferred shares of all series will participate ratably in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the preferred shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

• Payment of Dividends and Other Preferences. The preferred shares will be entitled to preference over the Class A voting shares, the Class B multiple voting shares and any other shares ranking junior to the preferred shares with respect to the payment of dividends, and may also be given such other preferences over the Class A voting shares, the Class B multiple voting shares and any other shares ranking junior to the preferred shares, as may be fixed by our directors, as to the respective series authorized to be issued.

• Procedure for Payment of Dividends. No dividends will at any time be declared or paid or set apart for payment on any shares ranking junior to the preferred shares, unless all dividends up to and including the dividends payable for the last completed period for which such dividends will be payable on each series of preferred shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares ranking junior to the preferred shares, nor will we call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the preferred shares (less than the total amount then outstanding) or any shares ranking junior to the preferred shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividends will be payable on each series of the preferred shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

• Ranking for Payment of Dividends and Liquidation, Dissolution or Winding-up. The preferred shares of each series will rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up, whether voluntary of involuntary.

• Liquidation, Dissolution or Winding-up. In the event of the liquidation, dissolution or winding-up or other distribution of our assets among shareholders for the purpose of winding-up our affairs, the holders of the preferred shares will, before any amount will be paid to or any of our property or assets distributed among the holders of the Class A voting shares, the Class B multiple voting shares or any other shares of ours ranking junior to the preferred shares, be entitled to receive:

• an amount equal to the consideration received by us upon the issuance of such shares together with, in the case of cumulative preferred shares, all unpaid cumulative dividends (which for such purpose will be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid-up to and including the date of distribution) and, in the case of non-cumulative preferred shares, all declared and unpaid non-cumulative dividends; and

• if such liquidation, dissolution, winding-up or distribution will be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said preferred shares respectively if they had been called for redemption by us on the date of distribution and, if said preferred shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said preferred shares respectively.

• Purchase by us. The preferred shares of any series may be purchased for cancellation or made subject to redemption by us at such times and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the preferred shares of such series as set forth in the articles of amendment relating to such series.

• Amendments. The provisions of this section relating to preferred shares may be deleted or varied in whole or in part by a certificate of amendment, but only with the prior approval of the holders of the preferred shares in addition to any other approval required by the CBCA (or any other statutory provision of the like or similar effect, from time to time in force).

Transfer Agent

Computershare Trust Company N.A. is the transfer agent and registrar for our common stock.